EXHIBIT 5.1

                                  [Letterhead]

                               September 10, 2002

Genus,  Inc.
1139  Karlstad  Drive
Sunnyvale,  California  94089

     RE:  REGISTRATION  STATEMENT  ON  FORM  S-3

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a resale offering of 5,521,341 shares of your common stock to be issued upon the conversion of those certain 7% Subordinated Convertible Notes due 2005 and 2,839,894 shares of common stock to be issued upon the exercise of warrants to purchase your common stock. We have examined the proceedings taken in connection with the sale and issuance of the above-referenced notes and warrants.

     It is our opinion that (i) the notes have been legally and validly issued, and the common shares issued upon conversion of the notes in accordance with the terms and provisions in the notes, will be legally and validly issued, and will be fully paid and non-assessable, and (ii) the warrants have been legally and validly issued, and the common shares issued upon exercise of the warrants in accordance with the terms and provisions in the warrants, will be legally and validly issued, and will be fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI


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